Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

All Outstanding Ordinary Shares of

ALLEGO N.V.

at

$1.70 per share

Pursuant to the Offer to Purchase

dated July 3, 2024

by

Madeleine Charging B.V.

an indirect, wholly owned subsidiary of funds managed by

Meridiam SAS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 31, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 3, 2024

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 3, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”) in connection with the offer by Madeleine Charging B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, and its office address at Zuidplein 126, WTC Toren H, Floor 15, 1077 XV, Amsterdam, the Netherlands, and registered with the trade register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 71768068 (“Purchaser”), whose indirect parent entities are managed by Meridiam SAS, a simplified stock company (société par actions simplifiée) incorporated under the laws of France with its principal business office address at 4, place de l’Opera, 75002, Paris, France (“Parent”), to purchase all of the outstanding ordinary shares, par value €0.12 per share (each, a “Share” and, collectively, the “Shares”), of Allego N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Arnhem, the Netherlands, and its office address at Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, and registered with the trade register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 82985537 (“Allego” or the “Company”), that are not already held, directly or indirectly, by Purchaser, Parent or any of their respective affiliates, at a purchase price of US$1.70 per Share, without interest and less applicable withholding taxes, payable in cash (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Consideration for the Offer is US$1.70 per Share, without interest and less applicable withholding taxes, to the holders thereof, payable in cash.

2. The Offer is being made for all outstanding Shares that are not already held, directly or indirectly, by Purchaser, Parent or any of their respective affiliates.

3. The Offer is being made pursuant to a Transaction Framework Agreement, dated as of June 16, 2024 (as it may be amended from time to time, the “Transaction Framework Agreement”), by and among Purchaser, Meridiam Sustainable Infrastructure Europe IV SLP, a limited partnership (société de libre partenariat) incorporated under the laws of France, with its registered office located at 4, place de l’Opéra 75002 Paris, France, registered with the Paris Trade and Companies Register under number 894856889, represented by Parent, its management company, and Allego. Unless the Offer is earlier terminated, the Offer will expire at one minute after 11:59 p.m. (New York City time), on July 31, 2024 (the “Expiration Time,” unless the Offer is extended in accordance with the Transaction Framework Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The Transaction Framework Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Parent will cause Purchaser to), (a) at or as promptly as practicable following the Expiration Time, irrevocably accept for payment (the time of acceptance for payment, the “Acceptance Time”) and (b) at or as promptly as practicable following the Acceptance Time, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (such time of payment, the “Closing”). It is expected that following the Closing, the Company will voluntarily delist the Shares from the New York Stock Exchange and, Allego will no longer be a publicly traded company (the “Delisting”). As soon as possible and permitted after the Delisting, Allego will deregister the Shares under the Securities Exchange Act of 1934, as amended, resulting in the cessation of Allego’s reporting obligations with respect to the Shares with the United States Securities and Exchange Commission.

Under no circumstance will interest be paid on the Offer Consideration in connection with the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

A committee (the “Independent Transaction Committee”) of the board of directors of Allego (the “Board”) consisting of Christian Vollmann, Patrick Sullivan and Ronald Stroman, each of whom is an independent director of the Board and does not have a conflict of interest with respect to the Transactions (as defined in the Offer to Purchase) reviewed the terms and conditions of the Transactions, including the terms and conditions of the Offer, with the assistance of its legal and financial advisors. The Independent Transaction Committee recommended to the Board that it (a) determine that, on the terms and subject to the conditions set forth in the Transaction Framework Agreement, the Transactions are in the best interest of the Company and its business and promote the sustainable success and the sustainable long-term value creation of the Company’s business, having taken into account the interests of its stakeholders (including the Company’s shareholders other than Purchaser, Parent or any affiliate thereof (such unaffiliated shareholders, from time to time, the “Unaffiliated Shareholders”)), (b) approve the execution of the Transaction Framework Agreement by the Company and the performance by the Company of its obligations thereunder and (c) resolve, that the Company pursue the Transactions on the terms and subject to the provisions of the Transaction Framework Agreement. Following receipt of such recommendation, the Board (other than the directors who recused themselves from all deliberations and decision-making of the Board regarding the Transactions (the “Recused Directors”)) reviewed the terms and conditions of the Transactions, including the terms and conditions of the Offer, and unanimously (a) determined that, on the terms and subject to the conditions set forth in the Transaction Framework Agreement, the Transactions are in the best interests of Allego and its business and promote the sustainable success and the sustainable long-term value creation of Allego’s business, having taken into account the interests of its stakeholders (including the Company’s shareholders other than Purchaser, Parent or any of their respective affiliates, such unaffiliated shareholders, from time to time, the “Unaffiliated Shareholders”), (b) approved the execution of the Transaction Framework Agreement by Allego and the performance by Allego of its obligations thereunder and (c) resolved that Allego pursue the Transactions on the terms and subject to the provisions of the Transaction Framework Agreement.

The Independent Transaction Committee and the Board (other than the Recused Directors) on behalf of Allego are supportive of the commencement of the Offer but, after careful consideration, including a thorough review of the terms and conditions of the Offer and the Transaction Framework Agreement determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. A more complete description of the reasons that the Board approved the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that Allego is furnishing to the Unaffiliated Shareholders in connection with the Offer.

4. The Offer is subject to certain conditions described in “The Tender Offer - Section 15 Certain Conditions of the Offer” of the Offer to Purchase.

5. Tendering Unaffiliated Shareholders who are record owners of their Shares and who tender directly to Broadridge Corporate Issuer Solutions, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 5 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) Unaffiliated Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it deems necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to Unaffiliated Shareholders in such jurisdiction in compliance with applicable law. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to The Offer to Purchase For Cash

All Outstanding Ordinary Shares of

ALLEGO N.V.

at

$1.70 per share

Pursuant to the Offer to Purchase

dated July 3, 2024

by

Madeleine Charging B.V.

an indirect, wholly owned subsidiary of funds managed by

Meridiam SAS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 31, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 3, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Madeleine Charging B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, and its office address at Zuidplein 126, WTC Toren H, Floor 15, 1077 XV, Amsterdam, the Netherlands, and registered with the trade register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 71768068 (“Purchaser”), whose indirect parent entities are managed by Meridiam SAS, a simplified stock company (société par actions simplifiée) incorporated under the laws of France with its principal business office address at 4, place de l’Opera, 75002, Paris, France (“Parent”), to purchase all of the outstanding ordinary shares, par value €0.12 per share (each, a “Share” and, collectively, the “Shares”), of Allego N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Arnhem, the Netherlands, and its office address at Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, and registered with the trade register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 82985537 (“Allego”), that are not currently held, directly or indirectly, by Purchaser, Parent or any of their respective affiliates, at a purchase price of US$1.70 per Share, without interest and less applicable withholding taxes, payable in cash (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time (as defined in the Offer to Purchase).

Dated:
Number of Shares to be Tendered:	Shares*
Account Number:	Signature(s):
Capacity**:

Name(s):
(Please Print)
Address:
(Number and Street)

(City, State and Zip Code (and Country, if other than U.S.A.))

Area Code and Telephone Number:

Taxpayer Identification Number (Social Security Number or Employer Identification Number):

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide full title if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.